Exhibit 99.1

Capstone Turbine Corporation Announces Pricing of $14.3 Million Offering of Common Stock and Warrants

CHATSWORTH, Calif., April 19, 2016 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today that it has entered into an underwriting agreement to sell in a public offering 2,700,000 shares of the Company’s common stock (“Common Stock”) and pre-funded Series B warrants to purchase up to 5,515,000 shares of Common Stock, which will be offered in lieu of Common Stock to those purchasers whose purchase of Common Stock in the offering otherwise would result in the purchaser beneficially owning more than 4.99% of the Company’s outstanding common stock following the completion of the offering (the “Series B Warrants”).  Also included in the offering are Series A warrants to purchase 4,107,500 shares of Common Stock (the “Series A Warrants”  and, together with the Series B Warrants, the “Warrants”).

Every two shares of Common Stock will be sold with one Series A Warrant to purchase one share of Common Stock at a collective negotiated price of $3.50. Every two Series B Warrants will be sold with one Series A Warrant to purchase one share of Common Stock at a collective negotiated price of $3.48. The shares of Common Stock or Series B Warrants, as applicable, and the Series A Warrants are immediately separable and will be issued separately, but will be purchased together.

Each Series A Warrant will have an initial exercise price of $2.55 per share of Common Stock, will be exercisable beginning six months after the issuance date and will expire five years after the first day they are exercisable. Each Series B Warrant will have a nominal exercise price of $0.01 per share of Common Stock, will be exercisable upon issuance.

The gross proceeds to the Company from the offering are expected to be approximately $14.3 million, and the net proceeds to the Company from the offering, after deducting the underwriting discount and commissions and other estimated offering expenses, are expected to be approximately $13.1 million. The Company intends to use the proceeds from the offering to fund general working capital requirements and for other general corporate purposes. The offering is expected to close on or about April 22, 2016, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. Inc. is acting as the sole book-runner for the offering, and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, is acting as a co-manager for the offering.

Darren Jamison, President and Chief Executive Officer of Capstone Turbine, said, “Strengthening our balance sheet has been an area of focus as we continue to execute on our three-pronged plan to reduce operating expenses, diversify and increase revenue, and improve gross margins.”

The Common Stock and the Warrants are being offered pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-203431). The offering will be made only by means of a prospectus supplement and accompanying base prospectus. When available, copies of the final prospectus supplement and accompanying base prospectus related to the offering (the “Offering Documents”) may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov. When available, electronic copies of the Offering Documents may also be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, by calling (212) 667-8563, or by email to EquityProspectus@opco.com. Before you invest, you should read the Offering Documents and other related documents incorporated by reference therein.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 8,700 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6212.

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, about the offering, including our intended use of the proceeds therefrom, reducing operating expenses, diversifying and increasing revenue, and improving gross margin. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to market and other conditions and numerous other assumptions, risks and uncertainties, including those described in Capstone’s filings with the Securities and Exchange Commission, that may cause the offering not to be completed or that may otherwise cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:      Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

INVESTORS:

Dian Griesel Int’l

Cheryl Schneider

212-825-3210

Capstone Turbine Corporation

###